Exhibit 99.1

Celsion Corporation Prices $4.8 Million Registered Direct Offering

LAWRENCEVILLE, NJ / February 28, 2020 / Celsion Corporation (NASDAQ: CLSN) (“Celsion” or the “Company”), today announced it has entered into securities purchase agreements with institutional investors for the purchase and sale of 4,571,428 shares of the Company’s common stock, par value $0.01 per share, pursuant to a registered direct offering. The Company has also agreed to issue to such investors, in a concurrent private placement, warrants to purchase 2,971,428 shares of the Company’s common stock. The warrants will be exercisable on the six-month anniversary of the issuance date, will expire on the five-year anniversary of the initial exercise date and have an exercise price of $1.15 per share. The gross proceeds of the offering will be approximately $4.8 million before deducting placement agent fees and other estimated offering expenses.

The Company intends to use the net proceeds from the offering for working capital and for other general corporate purposes. The closing of the offering is expected to take place on or about March 3, 2020, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as the Company’s financial advisor for the offering.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-227236) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Celsion Corporation

Celsion is a fully integrated oncology company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company’s lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer. The pipeline also includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. Celsion has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. For more information on Celsion, visit our website: http://www.celsion.com.

Forward-Looking Statements

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, statements relating to the offering and the use of proceeds therefrom, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact

Jeffrey W. Church

Executive Vice President, CFO and Corporate Secretary

609-482-2455

jchurch@celsion.com

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